Exhibit 28(a)5 under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED SHORT-INTERMEDIATE DURATION MUNICIPAL TRUST

Amendment No. 9

to the

Amended & Restated

DECLARATION OF TRUST

Dated April 2, 1999

THIS Declaration of Trust is amended as follows:

Delete the paragraph of Section 5, Establishment and Designation of Series or Class of Article III, Beneficial Interest , in its entirety and replace with the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the series shall be, and is established and designated as:

Federated Short-Intermediate Duration Municipal Trust

Class A Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 13th day of May, 2011, to become effective on September 30, 2011.

Witness the due execution this 23rd day of August, 2011.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will

/s/ Peter E. Madden
Peter E. Madden